Exhibit 23.2

RSM Australia Partners (“RSM”) refers to the Registration Statement on Form S-4, and any amendments and supplements thereto (the “Registration Statement”), of Synthesis Energy Systems, Inc. (“SES”), a Delaware corporation (the “Registrant”), relating to the Agreement and Plan of Merger dated 10 October, 2019, as it may be amended and restated (the “merger agreement”), by and among the Registrant, SES Merger Sub, Inc. and Australian Future Energy Pty Ltd (“AFE”).

By purpose of this letter, RSM advises that it provides the consent of RSM to the inclusion of the audited financial statements of both AFE and of Cape River Resources Pty Ltd (“CRR”), for the financial year ended 30 June 2019, in their entirety as an attachment to the Registration Statement, as well as RSM’s reports related thereto dated 11 December 2019.

This consent is provided on the basis that the financial statements of both AFE and CRR for the financial year ended 30 June 2019 are being included in their entirety as an attachment to the Registration Statement to assist in ensuring that the Registration Statement contains the required information relating to both AFE and CRR.

This consent is not provided on the basis of the inclusion of the financial statements being provided as a direct and specific filing and lodgment of the financial statements of both AFE and CRR for the financial year ended 30 June 2019 under United States law.

RSM further consents to the use of its name as it appears under the caption “Experts”.

/s/ Albert Loots

RSM Australia Partners

Brisbane, Queensland

January 28, 2020